Galena Biopharma Reports Fourth Quarter and Year End 2015 Financial Results and Provides a Corporate Update

•	Two Key Milestones in the NeuVax™ (nelipepimut-S) Phase 3, PRESENT Clinical Trial Expected in 1H, 2016

•	Webcast and conference call scheduled for today at 2:00 p.m. P.T. / 5:00 p.m. E.T.

San Ramon, California, March 10, 2016 - Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs, today reported its financial results for the quarter and year ended December 31, 2015.

“2016 is poised to be a critical year for Galena as we look forward to reaching two significant milestones in our NeuVax Phase 3, PRESENT clinical trial targeting the prevention of breast cancer recurrence,” said Mark W. Schwartz, Ph.D., President and CEO. “As anticipated, we expect to reach the 70th event in the PRESENT trial, defined as a recurrence of the primary cancer, occurrence of another cancer, or death from any cause, within the next few weeks. Once we reach this event, we will prepare the data for review by our Independent Data Monitoring Committee (IDMC), and the IDMC will then conduct an interim safety and futility analysis. We expect this analysis to be completed and announced at the end of the second quarter.”

Dr. Schwartz continued, “NeuVax is our most advanced program and represents the greatest commercial potential for Galena. In addition to the PRESENT trial, we are excited to have several additional partner and investigator-sponsored trials with NeuVax in both breast and gastric cancers. This year, we expect preliminary safety data from our NeuVax breast cancer combination trial with trastuzumab, and we look forward to initiating Phase 2 studies with our partners in women diagnosed with Ductal Carcinoma in Situ (DCIS) and in patients with gastric cancer. Our goal for 2016 is to continue the development of the NeuVax franchise by investigating a host of cancer indications, patient populations, and treatment regimens both as a stand-alone therapy and in combination with other technologies where NeuVax can be beneficial to cancer patients.”

Dr. Schwartz added, “On the corporate side, I have implemented several major strategic initiatives since I took over as President and CEO. Over the last eighteen months, we have taken positive steps to restructure the Company by divesting our commercial business and sharpening our focus on NeuVax and our additional clinical development programs. In December, we also announced the proposed settlement of both the derivative and securities class action litigation and expect those settlements to be approved by the end of the second quarter of this year. Furthermore, led by our Nominating and Governance Committee, we have begun to expand our

Board of Directors with the replacement of one retiring director, and the planned addition of another new director. On the financial side, we successfully raised capital at the beginning of the year to strengthen our balance sheet, and we expect our 2016 quarterly cash burn to be between $9 to $11 million dollars based on our current programs with several non-recurring expenses increasing that burn in the first half of the year, as detailed below. As a result, and given the volatile and unpredictable financial markets, we believe a conservative approach to our clinical spend and maintaining our primary focus on NeuVax, is warranted. Therefore, and in concert with this mission-oriented approach, we are reviewing our non-NeuVax programs and calibrating those programs’ new trial initiation dates in order to optimize the allocation of our resources.”

Dr. Schwartz concluded, “Looking ahead, we are taking the necessary steps to move Galena forward with advancing clinical programs and a strong management team who is focused on two main goals: providing therapeutic modalities to prevent or significantly delay cancer recurrence, and maximizing value for our dedicated shareholders.”

Galena will host a webcast and conference call today at 2:00 p.m. P.T./5:00 p.m. E.T. to discuss its financial and business results. The live webcast will include slides that can be accessed on the Company's website under the Investors section/Events and Presentations: http://investors.galenabiopharma.com/events.cfm. The conference call can be accessed by dialing (844) 825-4413 toll-free in the U.S., or (973) 638-3403 for participants outside the U.S. The Conference ID number is: 50939696. The archived webcast replay will be available on the Company's website for 90 days.

FINANCIAL HIGHLIGHTS

Continuing Operations

Operating loss from Galena’s ongoing development programs, classified as continuing operations, for the fourth quarter of 2015 was $7.6 million, including $0.6 million in stock-based compensation, compared to an operating loss from continuing operations of $9.7 million, including $0.8 million in stock-based compensation for the same period in 2014. Operating loss from continuing operations in 2015 was $34.2 million, including $1.9 million in stock-based compensation, compared to an operating loss from continuing operations of $43.9 million, including $5.4 million in stock-based compensation in 2014. The decrease in net operating loss in the quarter and year ended December 31, 2015 compared to the quarter and year ended December 31, 2014 was primarily the result of the completion of enrollment in the Company’s Phase 3 PRESENT trial for NeuVax, the decrease in stock-based compensation, and a reduction in non-insurance reimbursed legal expenses associated with ongoing litigation and regulatory proceedings.

Non-operating income or expenses include charges related to securities and derivative litigation settlement expense, non-cash changes in the fair value estimates of the Company’s warrant liabilities, non-cash change in the contingent purchase price liability, and interest expense. Because the settlement of the securities and derivative litigation was reached in the fourth quarter of 2015, the settlement amount and related costs were expensed in the fourth quarter of 2015. Non-operating expense for the fourth quarter and year ended December 31, 2015 was primarily attributable to the $5.3 million expense incurred for the securities and derivative settlement. Of the $5.3 million charge, $3.3 million is accrued as of year-end, which Galena expects to pay out upon final court approval of the settlement in the second quarter of 2016 comprising $2.3 million in cash and $1 million in Galena common stock. This expense was partially offset by a non-cash gain of $2.1 million during the fourth quarter of 2015 and $1.2 million during the year ended 2015, related to the change in the value of the Company’s warrant liability during both periods. The fourth quarter and year ended 2014 non-operating income was primarily attributable to the non-cash gains of $3.4 million during the fourth quarter of 2014 and $16.6 million during the year ended 2014, respectively, related to the change in the value of the warrant liability.

Loss from continuing operations for the fourth quarter of 2015 was $10.8 million, including a $2.1 million non-cash gain on warrant liability, or $0.07 per basic and diluted share. Loss from continuing operations for the fourth quarter of 2014 was $6.3 million, including a $3.4 million non-cash gain on warrant liability, or $0.05 per basic and diluted share. Loss from continuing operations in 2015 was $39.0 million, including $5.3 million for the securities and litigation settlement and a $1.2 million non-cash gain on warrant liability, or $0.25 per basic and diluted share. Loss from continuing operations in 2014 was $28.3 million, including a $16.6 million non-cash gain on warrant liability, or $0.24 per basic and diluted share.

Non-recurring Charges

During the second half of 2015, Galena had several one-time, non-recurring charges that materially affected its earnings per share for the fourth quarter and full year 2015. These one-time charges were the result of the divestiture of the commercial operations, which was classified as discontinued operations beginning in the third quarter of 2015, and the securities and derivate litigation settlement expense in the fourth quarter of 2015.

	Quarter Ended	Year ended
Non-recurring charges included in loss from discontinued operations:
Impairment charge form classification as held for sale (non-cash)	$—	$8,071
Loss on sale of commercial business assets (non-cash)	$4,549	$4,549
Severance and exit costs	$1,349	$1,349

Non-recurring charges included in loss from continuing operations:
Litigation settlement	$5,282	$5,282

Discontinued Operations

Loss from discontinued operations for the fourth quarter of 2015 was $8.9 million, or $0.05 per basic and diluted share, compared to $1.7 million, or $0.01 per basic and diluted share, for the same period of 2014. Of note, the Company has retrospectively recast its previously issued 2014 annual financial statements to present the commercial business as discontinued operations. The loss from discontinued operations for the fourth quarter of 2015 includes a non-cash charge of $4.5 million on the loss on sale of the commercial business assets and $1.3 million of severance and exit costs. Loss from discontinued operations in 2015 was $24.9 million, or $0.16 per basic and diluted share, compared to $8.3 million, or $0.07 per basic and diluted share, for the same period of 2014. Loss from discontinued operations in 2015 also includes an $8.1 million non-cash impairment charge from classification of assets held for sale in addition to the loss on sale of commercial business assets and severance and exit costs described above.

Cash and Cash Equivalents

As of December 31, 2015, Galena had cash and cash equivalents of $29.7 million, compared with $23.7 million as of December 31, 2014. The $6.1 million increase in cash through the fourth quarter of 2015 represents $47.4 raised from issuance of common stock and $11.3 net proceeds from the sale of commercial assets, partially offset by $38.8 million used in continuing operating activities, $9.4 million used in discontinued operating activities, and $3.9 million in debt service payments.

	For the Year Ended December 31,
	2015		2014
Cash flows from continuing operations:
Cash flows used in continuing operating activities	$(38,802)		$(37,037)
Cash flows used in continuing investing activities	(354)		(2,472)
Cash flows provided by continuing financing activities	43,845		24,260
Total cash flows provided by (used in) continuing operating activities	4,689		(15,249)

Cash flows from discontinued operations:
Cash flows used in discontinued operating activities	(9,358)		(5,832)
Cash flows used in discontinued investing activities	10,749	—	(3,056)
Total cash flows provided by (used in) discontinued operating activities	1,391		(8,888)

Total cash flows:
Cash flows used in operating activities	(48,160)		(42,869)
Cash flows used in investing activities	10,395		(5,528)
Cash flows provided by financing activities	43,845		24,260
Total increase (decrease) in cash and cash equivalents	6,080		(24,137)
Beginning cash	$23,650		$47,787
Ending cash	$29,730		$23,650

Net Loss and Net Loss Per Share

Net loss for the fourth quarter of 2015 was $19.7 million, or $0.12 per basic and diluted share, compared to $8.0 million, or $0.06 per basic and diluted share, for the same period of 2014. Net loss in 2015 was $63.9 million, or $0.41 per basic and diluted share, compared to $36.6 million, or $0.31 per basic and diluted share, for the same period of 2014.

FOURTH QUARTER AND RECENT HIGHLIGHTS

Clinical Development Highlights

Received a Notice of Allowance of a U.S. Patent for NeuVax™ (nelipepimut-S). Galena announced the United States Patent Office issued a Notice of Allowance for an additional U.S. patent application covering multiple uses of NeuVax™ (nelipepimut-S):  inducing and maintaining an immune response to HER2 expressing tumor cells in patients in clinical remission with a tumor having a fluorescence in situ hybridization (FISH) rating of less than about 2.0 (FISH <2.0); inducing and sustaining a cytotoxic T-lymphocyte (CTL) response to HER2 in patients in clinical remission from a tumor with a FISH rating of less than about 2.0 (FISH < 2.0); reducing risk of cancer recurrence in patients in clinical remission from a tumor with a FISH rating of less than about 2.0 (FISH < 2.0); and preventing bone only recurrence of a HER2 expressing cancer. This patent will expand both the protection and the potential population of cancer patients NeuVax may address.  Once issued, the patent will expire in 2028, not including any patent term extensions.

Presented Observational Study Data in Gastric Cancer Patients at the American Society of Clinical Oncology (ASCO) 2016 Gastrointestinal Cancers Symposium. The Company presented data from an observational study in gastric cancer patients at the ASCO 2016 Gastrointestinal Cancers Symposium.  The study was conducted by Galena’s partner, Dr. Reddy’s Laboratories Ltd, who will conduct a Phase 2 clinical trial of NeuVax in gastric cancer patients in India. The poster, entitled, “An observational study evaluating the expression of HER2 (1+, 2+, and 3+) with HLA A2+/A3+ in gastric adenocarcinoma patients,” showed that approximately 25% of the patients met the projected clinical protocol population of all levels of expression of HER2 and HLA A2+ and/or A3+ as defined for the planned NeuVax Phase 2 clinical trial.  Results indicate an acceptable potential for enrollment rate, given the high incidence of gastric cancer in this population, and will inform the screen failure rate in the planned Phase 2 clinical study.

Presented GALE-302 Preliminary Immunological Data Optimizing GALE-301 at the Society for Immunotherapy of Cancer (SITC) 30th Anniversary Annual Meeting. The poster, entitled, "Preliminary report of a clinical trial supporting the sequential use of an attenuated E39 peptide (E39’) to optimize the immunologic response to the FBP (E39+GM-CSF) vaccine,” compared three primary vaccine series (PVS) sequences of GALE-301 (E39) and GALE-302 (E39’) in ovarian and breast cancer patients to optimize the ex vivo immune responses, local reactions (LR), and delayed type hypersensitivity (DTH) reactions. The data demonstrated that the in vivo immune response is enhanced with the use of the attenuated E39’ (GALE-302) after E39 (GALE-301). The optimal vaccination sequence utilizing three inoculations of GALE-301 followed by three inoculations of GALE-302 produced the most prominent and statistically significant LR and DTH responses.

Announced a collaboration with the National Cancer Institute (NCI) to initiate a new, Phase 2 Clinical Trial With NeuVax in Ductal Carcinoma in Situ (DCIS) Patients. The trial will be entitled, “VADIS: Phase 2 trial of the Nelipepimut-S Peptide VAccine in Women with DCIS of the Breast,” and The University of Texas M.D. Anderson Cancer Center (MDACC) Phase I and II Chemoprevention Consortium is the lead for this multi-center trial. The Consortium is funded through the Division of Cancer Prevention at the NCI, which will provide financial and administrative support for the trial. Galena will provide NeuVax, as well as additional financial and administrative support.

Corporate Highlights

Announced Proposed Settlement of Derivative and Securities Class Action Lawsuits. On February 4, 2016, the United States District Court for the District of Oregon (the "Court") issued an order preliminarily approving the proposed settlement by and among the Company, the Court-appointed co-lead plaintiffs, and all named defendants in the shareholder derivative action entitled In Re Galena Biopharma, Inc. Derivative Litigation, Case No. 3:10cv00382SI. A hearing to determine whether the Court should issue an order of final approval of the settlement has been scheduled for April 21, 2016. On February 16, 2016, the Court also issued an order preliminarily approving the proposed settlement by and among the Company and the current and former officers and directors in the consolidated putative federal class action, In Re Galena Biopharma, Inc. Securities Litigation, pending in the United States District Court for the District of Oregon. A hearing to determine whether the Court should issue an order of final approval of the Settlement has been scheduled for June 23, 2016.

Announced Changes to Board of Directors and Management Team. Galena announced that Steven A. Kriegsman will be retiring as a director of the Company when his current term expires the day prior to the June 2016 Annual Meeting of Stockholders. The Company plans to replace Mr. Kriegsman’s position on the Board of Directors and add one new director. The Company also announced the departure of Chief Financial Officer (CFO), Mr. Ryan Dunlap, due to his inability to relocate to the Company’s headquarters in California. Galena has instituted a search for the two new members to its Board of Directors and for a new CFO.

Galena appointed Bijan Nejadnik, M.D., as its Executive Vice President and Chief Medical Officer. Dr. Nejadnik is responsible for managing all of Galena's clinical development programs. Dr. Nejadnik has more than twenty two years of academic and industry experience, including twelve years with pharmaceutical and biotech companies including Jazz Pharmaceuticals, Johnson & Johnson, and Purdue Pharma. During his career, Dr. Nejadnik has successfully developed numerous biologics and small molecules, advancing these agents towards Biologics License Application (BLA) and New Drug Application (NDA) submissions.

Closed a Public Offering. On January 12, 2016, Galena closed the previously announced underwritten public offering of common stock and warrants. The net proceeds to the Company were approximately $20.1 million.

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Operating expenses:
Research and development	$4,849	$6,211	$23,611	$27,674
General and administrative	2,740	3,482	10,609	16,226
Total operating expenses	7,589	9,693	34,220	43,900
Operating loss	(7,589)	(9,693)	(34,220)	(43,900)
Non-operating income (expense):
Litigation settlement	(5,282)	—	(5,282)	—
Change in fair value of warrants potentially settleable in cash	2,143	3,382	1,162	16,556
Interest expense, net	(153)	(185)	(760)	(1,110)
Other income	440	229	509	170
Total non-operating income (expense), net	(2,852)	3,426	(4,371)	15,616
Loss before income taxes	(10,441)	(6,267)	(38,591)	(28,284)
Income tax expense	365	—	365	—
Loss from continuing operations	$(10,806)	$(6,267)	$(38,956)	$(28,284)
Discontinued operations
Loss from discontinued operations	(8,872)	(1,689)	(24,946)	(8,322)
Net loss	$(19,678)	$(7,956)	$(63,902)	$(36,606)

Net loss per common share:
Basic and diluted net loss per share, continuing operations	$(0.07)	$(0.05)	$(0.25)	$(0.24)
Basic and diluted net loss per share, discontinued operations	$(0.05)	$(0.01)	$(0.16)	$(0.07)
Basic net loss per share	$(0.12)	$(0.06)	$(0.41)	$(0.31)
Weighted-average common shares outstanding: basic and diluted	161,905,422	122,917,163	155,264,729	119,388,366

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$29,730	$23,650
Restricted cash	401	200
Litigation settlement insurance recovery	21,700	—
Prepaid expenses and other current assets	1,398	1,237
Current assets of discontinued operations	392	27,013
Total current assets	53,621	52,100
Equipment and furnishings, net	335	285
In-process research and development	12,864	12,864
GALE-401 rights	9,255	9,255
Goodwill	5,898	5,897
Deposits	171	87
Total assets	$82,144	$80,488
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,597	$1,886
Accrued expense and other current liabilities	5,292	8,885
Litigation settlement payable	25,000	—
Fair value of warrants potentially settleable in cash	14,518	5,383
Current portion of long-term debt	4,739	3,910
Current liabilities of discontinued operations	5,925	7,169
Total current liabilities	57,071	27,233
Deferred tax liability, non-current	5,418	5,053
Contingent purchase price consideration, net of current portion	6,142	6,651
Long-term debt, net of current portion	—	4,492
Total liabilities	68,631	43,429
Stockholders’ equity	13,513	37,059
Total liabilities and stockholders’ equity	$82,144	$80,488

About Galena Biopharma

Galena Biopharma, Inc. is a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs. Galena’s development portfolio is focused primarily on addressing the rapidly growing patient populations of cancer survivors by harnessing the power of the immune system to prevent cancer recurrence. The Company’s pipeline consists of multiple mid- to late-stage clinical assets, including novel cancer immunotherapy programs led by NeuVax™ (nelipepimut-S) and GALE-301. NeuVax is currently in a pivotal, Phase 3 breast cancer clinical trial with several concurrent Phase 2 trials ongoing both as a single agent and in combination with other therapies. GALE-301 is in a Phase 2a clinical trial in ovarian and endometrial cancers and in a Phase 1b given sequentially with GALE-302. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our 2015 revenue from the sale of Abstral®, our launch of Zuplenz®, the divestiture of the commercial operations including the two commercial products, the issuance and exclusivity of patents, and the progress of development of Galena’s product candidates, including patient enrollment in our clinical trials. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2014 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax is a trademark of Galena Biopharma, Inc.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(925) 498-7709
ir@galenabiopharma.com

Source: Galena Biopharma, Inc.